Filed pursuant to Rule 424(b)(3)
Registration No. 333-125077

PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 28, 2005
(to prospectus dated June 3, 2005)

VECTOR GROUP LTD.

5% Variable Interest Senior Convertible Notes due November 15, 2011
and
Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement supplements the prospectus dated June 3, 2005 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 5% Variable Interest Senior Convertible Notes due November 15, 2011 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

     The table of selling securityholders contained on pages 53 to 55 of the prospectus is hereby amended to add the following additional selling securityholders.

				Number of Shares
			Number of Shares of	of Common Stock
	Principal Amount		Common Stock	that May Be Sold	Number of Shares of
	of Notes		Beneficially Owned	Pursuant To This	Common Stock	Percentage of
	Beneficially Owned	Percentage of Notes	Before This	Prospectus	Beneficially Owned	Common Stock
Name	that May Be Sold	Outstanding	Offering	(1)	After this Offering	Outstanding (2)
Linden Capital LP (3)	$3,200,000	10.7%	0	164,949	0	*

Sunrise Partners Limited Partnership (4)	$800,000	2.7%	0	41,238	0	*

*	Less than 1%.

(1)	Assumes conversion of all of the securityholders’ notes at a conversion price of $19.40 per share of common stock. The conversion price is subject to adjustment as described under “Description of Notes-Conversion Rights” and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using shares of common stock outstanding as of June 27, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not assume, however, the conversion of any other securityholder’s notes.

(3)	Siu Min Wong has voting and/or investment power over these securities. The selling securityholder also beneficially owns $4,820,000 principal amount of our 5% Variable Interest Senior Convertible Notes due 2011 issued in November 2004, convertible into 248,454 shares of our common stock.

(4)	S. Donald Sussman has voting and/or investment power over these securities. The selling securityholder has informed us that (i) it is an affiliate of Paloma Securities L.L.C., a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time or purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The selling securityholder also beneficially owns $6,180,000 principal amount of our 5% Variable Interest Senior Convertible Notes due 2011 issued in November 2004, convertible into 318,557 shares of our common stock.

     Investing in the notes and our common stock involves risks, which are described under “Risk Factors” beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2005.